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                                                                    Exhibit 10.8
                       CERTIFIED TRANSLATION FROM GERMAN

Contract of Employment


between


Cybernet Internet-Dienstleistungen Aktiengesellschaft

(hereinafter referred to as "Cybernet AG")

Stefan-George-Ring 19-23, 81929 Munchen,

represented by the Chairman of the Supervisory Board, Dr. Hubert Besner


and


Mr. Timon Lutze

WiesenstraBe 12, 71732 Tamm


on the basis of the decision of the Supervisory Board and in amendment to the contract of Employment, dated 18 November 1998, the following Contract of Employment is concluded:


                                   Section 1

                                     TASKS


1. Mr. Timon Lutze is appointed to the Board of Directors of CYBERNET AG for three years following the decision of the Supervisory Board of 15. March 1999. The appointment is valid from 15. March 1999. Mr. Timon Lutze represents CYBERNET AG
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together with another member of the Board of Directors or with an executive of the company holding a general power of attorney.


2. Mr. Timon Lutze is responsible for the areas Marketing, Sales and Production. He executes the business transactions in accordance with the laws, the Articles of Association of CYBERNET AG, the Rules of Procedure for the Board of Directors and the decisions taken by the Annual General Meeting and of the Supervisory Board. He requires the prior approval of the Supervisory Board for the business management transactions listed in Annex 1.


3. Mr. Timon Lutze will dedicate his expertise and his working capacity exclusively to CYBERNET AG. The acceptance of any other professional activity, whether paid or honorary, must be approved in advance by the Supervisory Board.


                                   Section 2

                           DURATION OF THE CONTRACT


1. This contract is concluded for the duration of three years and begins with effect from 15 March 1999. An ordinary termination of contract during this period is excluded.


2. The parties to the contract will negotiate an extension to the contractual agreement at the latest 12 months before the termination of the contract.

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                                   Section 3

                                 REMUNERATION


1. Mr. Timon Lutze receives as remuneration for his services an annual basic salary of DM 200,000 gross. This basic salary is paid in twelve equal parts minus the statutory deductions at the end of each calendar month, for the last time for the full month in which this contract expires.


2. Mr. Timon Lutze receives a bonus of up to DM 70,000 gross if certain annual targets are reached. The annual targets and the corresponding bonus are established by the Supervisory Board and the Board of Directors to the 31.12. of each business year for the following year; for the year 1999 to 30.04 99. The bonus is respectively paid to 30.04. for the previous business year minus the statutory deductions.


3. In addition, CYBERNET AG pays half the health insurance contributions made by Mr. Timon Lutze.


4. In addition, CYBERNET AG will pay the premiums for a direct insurance in the sum of maximum DM 284 per month.


5. In the event of illness or on other inability to work grounds, the salary will continue to be paid for six months in accordance with the above Section 1. Payments made by the statutory or private health insurance schemes will be offset.

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6. In the case of the death of Mr. Timon Lutze , the salary will be paid jointly, in accordance with the afore-mentioned Section 1, for six months to the children from the first marriage each to DM 1,000, gross, the remaining payments to the widow.


7. Mr. Timon Lutze is reimbursed commensurately the expenses incurred on behalf of CYBERNET AG in accordance with the regulations valid for the Board of Directors of CYBERNET AG analogous to the travel expenses guidelines. During the first three months of the employment, the hotel stay in Munich is included. The move from Tamm to Munich will be organized and carried out by CYBERNET AG, in addition real estate agency fees are reimbursed to a total of two net monthly rental payments.


8. A top end medium-sized company car will be made available to Mr. Timon Lutze
- also for private use - analogous to the company car regulations attached hereto in Annex 2 of CYBERNET AG.


8. Mr. Timon Lutze can participate to a total of 30,000 options in the option program of Cybernet Internet Services International, Inc., in accordance with Annex 3. The options to 30,000 shares of common stock in Cybernet Internet Services International, Inc. are accorded from 12. March 1999, the quotation on the Frankfurt Securities market on that day determines the basic price. The "vesting period" is staggered over three years in installments, i.e. 10,000 options are exercisable after one year in post, further 10,000 after two years and the remaining 10,000 after three years. Further details will be set out in an "options award".

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                                   Section 4

                                   VACATION



1. Mr. Timon Lutze has an annual vacation entitlement of 30 working days to be taken in periods and coordinated with the other members of the Board of Directors.


2. If Mr. Timon Lutze cannot take the vacation either in full or in part for business or other reasons (e.g. illness) before the end of the year, the entitlement remains valid.


3. If the vacation entitlement cannot be taken due to termination of the contract of employment, either in full or in part, it similarly has to be compensated.


                                   Section 5

                                    SECRECY


Mr. Timon Lutze is enjoined, also after the termination of the contract of employment, to maintain complete secrecy concerning all operating and commercial matters of CYBERNET AG towards unauthorized third parties. Mr. Timon Lutze is in particular forbidden to use privately, to allow to be used or to reveal matters concerning CYBERNET AG, for example business secrets or other information.

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                                   Section 6

                   COPYRIGHT, HANDING OVER OF DOCUMENTATION


1. All documents, documentation and other working results, which Mr. Timon Lutze generates himself in the exercising of his duties or acquires for CYBERNET AG are the sole property of CYBERNET AG. CYBERNET AG solely is entitled to all industrial property rights to them in the widest possible scope. The regulations in the Employee Inventions Act remain unaffected.


2. Upon termination of the contract of employment, Mr. Timon Lutze has to hand over immediately all documentation concerning CYBERNET AG and other working results including all copies and duplicates and other data media in his possession. Mr. Timon Lutze is not entitled under any cause in law to retain these objects and documentation duly belonging to CYBERNET AG.


                                   Section 7

                               FINAL PROVISIONS


1. Should any provision in this contract be invalid, the validity of the remaining provisions is not affected by this fact. The parties are obliged to replace the invalid provision by a valid one which as closely as possible approximates the economic success sought after in the invalid provision.


2. Amendments or supplements to this contract must be made in writing to be valid. This applies equally to changes in the afore-mentioned clause concerning the written form.

                                    Page 6
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Munich, 16. March 1999

Cybernet Internet-Dienstleistungen Aktiengesellschaft

represented by the Chairman of the Supervisory Board, Dr. Hubert Besner
(signed)


/s/ Timon Lutze
------------------------
Mr. Timon Lutze


Annexes 1-3

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ANNEX 1


Board of Directors measures which require the prior approval of the Supervisory Board


a) The endorsement of the annual budget including the Investment and Financial Plans as well as the sub-plans on which they are based and including the planned financial statement and planned profit and loss.


b) Business and measures, which concern the corporate structure or the principles of the corporate strategy or which lead to an essential change in corporate development, in particular the inclusion, discontinuation or important restrictions of business branches or product lines


c) Sale and / or transmission of the whole business operation or important components of the business operation as well as leasing of the whole business operation or important components thereof


d) Acquisition, sale and collateral encumbrance of real estate or similar property rights


e) Individual investments, which exceed the sum of DM 1 million


f) Take-up and award of loans and availment of credits which exceed DM 500,000

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g) Guarantee and surety undertakings which exceed DM 500,000


h) Entering into bill commitments which exceed DM 500,000


i) Award or increase of pension commitments to employees as well as enactment or change to a corporate pension scheme


j) Acquisition and sale of companies or parts of such as well as foundation and dissolution of subsidiary companies and regional offices


k) Conclusion, change or termination of contracts with silent partners


l) Conclusion, change or termination of contracts concerning corporate bodies, pools and strategic partnerships


m) Give reasons for completion, amendment or termination of lease, rent, leasing or other permanent debt relationships as well as annual payment obligations for the company of over DM 500,000


n) Execution of business transactions or measures with shareholders or persons closely associated with them (directly or indirectly)


o) Execution of business transactions or measures which are the subject of industrial property rights or other immaterial laws of property to the extent that the contractual scope exceeds DM 500,000

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p) Execution of business transactions or measures of all kinds to the extent they constitute annual payment obligations for the company to third parties of over DM 500,000


q) Execution of business transactions or measures which go beyond the usual business operations of the company or which have been declared to require approval by a decision of the Supervisory Board

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